Exhibit 99.1

J & J Snack Foods Announces Down Earnings

PENNSAUKEN, N.J.--(BUSINESS WIRE)--J & J Snack Foods Corp. (NASDAQ:JJSF) today announced record sales but lower earnings for its second quarter and six months ended March 29, 2008.

Sales increased 11% to $144.2 million from $130.0 million in last year's second quarter. Net earnings decreased 25% to $4.0 million from $5.3 million last year. Earnings per diluted share were $.21 for the March quarter compared to $.28 last year. Operating income decreased 31% to $5.7 million this year from $8.2 million in the year ago period.

For the six months ended March 29, 2008, sales increased 13% to $275.1 million from $244.2 million in last year’s first half. Net earnings decreased 35% to $5.9 million in the six months from $9.1 million last year. Earnings per diluted share were $.31 for the six months compared to $.48 last year. Operating income decreased 40% to $8.0 million from $13.3 million in the year ago period.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “Although our overall sales increased, we continue to be impacted by escalating input costs, particularly commodities such as flour and dairy products.”

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** and CHILL*** frozen juice bars and ices, WHOLE FRUIT sorbet, FRUIT-A-FREEZE frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Vernon and Newport, California.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**BARQ’S is a registered trademark of Barq’s Inc.

***CHILL is a registered trademark of Wells Dairy, Inc.

	Consolidated Statement of Operations
	Three Months Ended		Six Months Ended
	March 29,	March 31,	March 29,	March 31,
	2008	2007	2008	2007
	(in thousands)

Net sales	$144,229	$130,040	$275,127	$244,182
Cost of goods sold	103,829	87,633	199,340	166,527
Gross profit	40,400	42,407	75,787	77,655
Operating expenses	34,720	34,212	67,771	64,325
Operating income	5,680	8,195	8,016	13,330
Other income	658	507	1,437	1,463
Earnings before income taxes	6,338	8,702	9,453	14,793
Income taxes	2,340	3,369	3,558	5,655
Net earnings	$3,998	$5,333	$5,895	$9,138

Earnings per diluted share	$.21	$.28	$.31	$.48
Earnings per basic share	$.21	$.29	$.31	$.49
Weighted average number of diluted shares	18,982	19,014	19,029	18,954
Weighted average number of basic shares	18,785	18,601	18,777	18,570

	Consolidated Balance Sheets
	March 29, 2008	September 29, 2007
	(in thousands)

Current assets, excluding auction market preferred stock	$126,462	$124,164
Property, plant & equipment, net	93,957	93,222
Goodwill	60,314	60,314
Other intangibles, net	55,949	58,333
Auction market preferred stock	45,200	41,200
Other	3,118	3,055
Total	$385,000	$380,288

Current liabilities	$66,424	$64,601
Long-term obligations under capital leases	428	474
Deferred income taxes	19,180	19,180
Other long-term liabilities	1,950	451
Stockholders' equity	297,018	295,582
Total	$385,000	$380,288

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:
J & J Snack Foods Corp.
Dennis G. Moore
Senior Vice President
Chief Financial Officer
856-665-9533, x 268